Exhibit 4.9

Execution Version

RELX CAPITAL INC.,

as Issuer,

 and

 RELX PLC,

 as Guarantor,

 THE BANK OF NEW YORK MELLON,

as Trustee, Principal Paying Agent and Securities Registrar

 EIGHTH SUPPLEMENTAL INDENTURE

 Dated as of September 8, 2018

 to

 INDENTURE

 Dated as of May 9, 1995

Guaranteed Debt Securities

EIGHTH SUPPLEMENTAL INDENTURE, dated as of September 8, 2018 (“Eighth Supplemental Indenture”), among RELX Capital Inc., a corporation incorporated under the laws of the State of Delaware, as issuer (the “Issuer”), RELX PLC, a public limited company incorporated in England, as guarantor (the “Guarantor”) and The Bank of New York Mellon, as trustee (the “Trustee”), Principal Paying Agent and Securities Registrar.

RECITALS

WHEREAS, the Issuer, the Guarantor, RELX N.V., a public company with limited liability incorporated under the laws of the Netherlands (“RELX N.V.”), and the Trustee entered into an indenture, dated as of May 9, 1995 (as amended and supplemented, the “Indenture”), providing for the issuance from time to time of the Issuer’s Debt Securities, to be issued in one or more series as provided in the Indenture;

WHEREAS, there are presently issued and outstanding under the Indenture $400,000,000 aggregate principal amount of 8.625% Notes due January 15, 2019, $150,000,000 aggregate principal amount of 7.500% Notes due May 15, 2025, €600,000,000 aggregate principal amount of 1.300% Notes due May 12, 2025 and $700,000,000 aggregate principal amount of 3.500% Notes due May 16, 2023 (collectively, the “Existing Notes”), each outstanding series being guaranteed, jointly and severally, by the Guarantor and RELX N.V., and the Trustee has been appointed as trustee for each outstanding series of Existing Notes;

WHEREAS, RELX N.V. and the Guarantor entered into the Common Draft Terms of Merger, dated as of May 4, 2018, providing for the merger of RELX N.V. into the Guarantor, with the Guarantor continuing as the surviving entity (the “Merger”), which Merger has become effective as of the date hereof;

WHEREAS, Section 801(2) of the Indenture provides that neither Guarantor shall consolidate, merge or amalgamate with, or sell, lease or otherwise dispose of substantially all its assets to any other Person unless such Guarantor is the survivor of such transaction or, if such Guarantor is not the survivor, the survivor of such transaction expressly assumes, by a supplemental indenture that is executed and delivered to the Trustee for each series of Debt Securities, in form reasonably satisfactory to the Trustee, such Guarantor’s obligations under the Guarantees;

WHEREAS, Section 901(1) of the Indenture provides that, without the consent of any Holders of Debt Securities, the Issuer and a Guarantor, each when authorized by a Board Resolution, and the Trustee for the Debt Securities, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture in form satisfactory to such Trustee to evidence the succession of another corporation to a Guarantor, and the assumption by any such successor of the covenants of such Guarantor contained in the Indenture and the Guarantees;

WHEREAS, the Issuer and the Guarantor have each been authorized by a duly adopted Board Resolution to enter into this Eighth Supplemental Indenture;

WHEREAS, the eliminations and changes set forth in this Eighth Supplemental Indenture shall apply to each outstanding series of Existing Notes and each series of Debt Securities issued on or after the date hereof;

WHEREAS, the Issuer and the Guarantor have delivered to the Trustee such certificates or opinions as may be required and requested pursuant to the Indenture; and

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid agreement of the Issuer and the Guarantor in accordance with its terms have been done and performed.

NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Guarantor and the Trustee hereby mutually covenant and agree as follows:

1.            Assumption of Obligations. The Guarantor expressly assumes the obligations of RELX N.V. under the Indenture (including, without limitation, Article Thirteen) and its Guarantees and the performance of every covenant of RELX N.V. set forth in the Indenture and the Guarantees, in each case, as contemplated by Sections 801 and 901(1) of the Indenture.

2.            Confirmation of Obligations. The Guarantor confirms that, notwithstanding any other provision of the Indenture or its Guarantees, its obligations under the Indenture and its Guarantees shall remain in full force and effect.

3.            Amendments to the Indenture. All references to RELX N.V. in the Indenture (as amended or supplemented to the date hereof, but, for the avoidance of doubt, not including this Eighth Supplemental Indenture), the Existing notes and the Guarantees shall be deemed to be deleted or deemed to refer to the Guarantor, as the context requires.

4.            No Event of Default. The Issuer and the Guarantor represent and warrant that immediately before and immediately after giving effect to the Merger, no Event of Default and no event which, after the giving of notice or the lapse of time or both, would become an Event of Default, exist.

5.            New York Law to Govern. This Eighth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

6.            Conflict of Any Provision of Indenture with Trust Indenture Act of 1939. If and to the extent that any provision of this Eighth Supplemental Indenture limits, qualifies or conflicts with another provision included in this Eighth Supplemental Indenture or in the Indenture which is required to be included herein or therein by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, such required provision shall control.

7.            Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.

8.            Effect of Eighth Supplemental Indenture. Upon the execution of this Eighth Supplemental Indenture, the Indenture, the Existing Notes and the Guarantees shall be modified in accordance herewith and this Eighth Supplemental Indenture shall form a part of the Indenture for all purposes, and except as herein modified, all the provisions, terms and conditions of the Indenture, the Existing Notes and the Guarantees are in all respects ratified and confirmed and shall remain in full force and effect.

9.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture, any Guarantees or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantor.

11.            Defined Terms. Capitalized terms used but not otherwise defined in this Eighth Supplemental Indenture shall have the meanings set forth in the Indenture.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, as of the date first referenced above.

RELX CAPITAL INC., as Issuer

By:	/s/ Kenneth E. Fogarty
	Name:	Kenneth E. Fogarty
	Title:	President, Treasurer and Assistant Secretary

RELX PLC, as Guarantor

By:	/s/ Nick Luff
	Name:	Nick Luff
	Title:	Chief Financial Officer

[Signature Page to Eighth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent and Securities Registrar

By:	/s/ Teresa Wyszomierski
	Name:	Teresa Wyszomierski
	Title:	Vice President

[Signature Page to Eighth Supplemental Indenture]